EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated balance sheet as of July 31, 2008 and the unaudited pro forma condensed combined consolidated statements of earnings for the nine months ended July 31, 2008 and for the fiscal year ended October 31, 2007 are based on the historical financial statements of Hewlett-Packard Company (“HP”) and Electronic Data Systems Corporation (“EDS”) after giving effect to the acquisition of EDS by HP and the issuance of commercial paper to finance the acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. The acquisition was completed on August 26, 2008.

The unaudited pro forma condensed combined consolidated financial statements have been prepared by HP for illustrative purposes only and reflect preliminary estimates and assumptions based on information available at the time of the preparation, including preliminary fair value estimates of the intangible assets acquired and net liabilities assumed as discussed below.  The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the acquisition been completed and the commercial paper issued as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of HP.  The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and/or cost savings that HP may achieve with respect to the combined companies nor do they include the effects of any refinancing of the commercial paper issued to finance the acquisition.

HP and EDS have different fiscal year ends.  Accordingly, the unaudited pro forma condensed combined consolidated balance sheet as of July 31, 2008 combines HP’s historical unaudited consolidated condensed balance sheet as of July 31, 2008 and EDS’s historical unaudited condensed consolidated balance sheet as of June 30, 2008 and is presented as if the acquisition of EDS and the commercial paper issuance had occurred on July 31, 2008. The unaudited pro forma condensed combined consolidated statement of earnings for the nine months ended July 31, 2008 combines the unaudited historical results of HP for the nine months ended July 31, 2008 and the unaudited historical results of EDS for the nine months ended June 30, 2008.  The unaudited pro forma condensed combined consolidated statement of earnings for the fiscal year ended October 31, 2007 combines the historical results of HP for the year ended October 31, 2007 and the historical results of EDS for the twelve months ended September 30, 2007.  The unaudited pro forma condensed combined consolidated statements of earnings are presented as if the acquisition and commercial paper issuance had occurred on November 1, 2006.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.  Accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, has been allocated on a preliminary basis to intangible assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition.  These allocations reflect various preliminary estimates and analyses, including preliminary work performed by third-party valuation specialists, and are subject to change during the purchase price allocation period (generally one year from the acquisition date) as valuations are finalized.

HP has approved plans to terminate certain employees, vacate certain facilities and exit certain activities of HP and EDS.  As described in Note 4 to these unaudited pro forma condensed combined consolidated financial statements, certain pro forma adjustments have been included in the unaudited pro forma condensed combined consolidated financial statements for severance costs relating to terminating these employees, costs of vacating these facilities, and other costs associated with exiting these activities.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with HP’s historical consolidated financial statements and accompanying notes contained in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2007 and Quarterly Report on Form 10-Q for its quarter ended July 31, 2008 and EDS’s historical consolidated financial statements and accompanying notes contained in EDS’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for its quarter ended June 30, 2008, which are included as Exhibits 99.2 and 99.1, respectively, to this Form 8-K/A.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of July 31, 2008

	Historical
	July 31, 2008	June 30, 2008	Pro Forma		Pro Forma
In millions	HP	EDS (1)	Adjustments		Combined

ASSETS

Current assets:
Cash and cash equivalents	$14,783	$3,102	$(2,731)	a	$15,154
Accounts and financing receivables	16,348	3,863	(99)	b	20,112
Inventory	8,160	162	—		8,322
Other current assets	11,745	2,086	(170)	c,d,e	13,661

Total current assets	51,036	9,213	(3,000)		57,249

Property, plant and equipment	7,971	3,028	250	f	11,249

Long-term financing receivables and other assets	10,306	1,922	(1,130)	c,d,g,h	11,098

Goodwill	22,599	5,158	4,318	i	32,075

Purchased intangible assets	3,982	341	4,207	j	8,530

Total assets	$95,894	$19,662	$4,645		$120,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and short-term borrowings	$3,591	$160	$9,939	a	$13,690
Accounts payable	14,021	737	—		14,758
Employee compensation and benefits	3,206	787	—		3,993
Taxes on earnings	806	91	27	d	924
Deferred revenue	5,664	961	(370)	c	6,255
Other accrued liabilities	14,612	1,951	1,602	k,l	18,165

Total current liabilities	41,900	4,687	11,198		57,785

Long-term debt	6,628	3,069	57	m	9,754
Other liabilities	8,871	2,081	3,163	c,d,g,k,n	14,115

Total stockholders’ equity	38,495	9,825	(9,773)	o	38,547

Total liabilities and stockholders’ equity	$95,894	$19,662	$4,645		$120,201

(1)  Certain reclassifications were made to conform to HP’s financial statement presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS

For the Nine Months Ended July 31, 2008

	Historical
	Nine months ended
	July 31, 2008	June 30, 2008	Pro Forma		Pro Forma
In millions, except per share amounts	HP	EDS (1)	Adjustments		Combined

Net revenue:
Products	$67,866	$—	$—		$67,866
Services	16,619	16,820	(179)	p	33,260
Financing income	276	14	—		290

Total net revenue	84,761	16,834	(179)		101,416

Costs and expenses:
Cost of products	51,091	—	—		51,091
Cost of services	12,678	14,542	(114)	f,p,q	27,106
Financing interest	244	—	—		244
Research and development	2,701	—	—		2,701
Selling, general and administrative	9,653	1,435	(28)	f,q	11,060
Amortization of purchased intangible assets	630	52	552	j	1,234
In-process research and development charges	13	6	—		19
Restructuring charges	19	151	—		170
Pension curtailments and settlements, net	—	(9)	—		(9)

Total operating expenses	77,029	16,177	410		93,616

Earnings from operations	7,732	657	(589)		7,800

Interest and other, net	98	(17)	(167)	r	(86)

Earnings before taxes	7,830	640	(756)		7,714
Provision for taxes	1,613	223	(251)	s	1,585

Net earnings (2)	$6,217	$417	$(505)		$6,129

Net earnings per share (2):
Basic	$2.49	$0.82			$2.45
Diluted	$2.41	$0.80			$2.37

Weighted-average shares used to compute net earnings per share:
Basic	2,497	509			2,497
Diluted	2,577	521			2,585

(1)  Certain reclassifications were made to conform to HP’s financial statement presentation.

(2)  Net earnings and net earnings per share are presented before discontinued operations.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES`

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS

For the Year Ended October 31,2007

	Historical
	For the year ended
	October 31, 2007	September 30, 2007	Pro Forma		Pro Forma
In millions, except per share amounts	HP	EDS (1)	Adjustments		Combined

Net revenue:
Products	$84,229	$—	$—		$84,229
Services	19,699	22,006	(132	) p	41,573
Financing income	358	18			376

Total net revenue	104,286	22,024	(132)		126,178

Costs and expenses:
Cost of products	63,435	—	—		63,435
Cost of services	15,163	18,882	(48	) f,p,q	33,997
Financing interest	289	—	—		289
Research and development	3,611	—	—		3,611
Selling, general and administrative	12,226	1,905	(3	) f,q	14,128
Amortization of purchased intangible assets	783	32	764	j	1,579
In-process research and development charges	190	—	—		190
Restructuring charges	387	(3)	—		384
Pension curtailments and settlements, net	(517)	(62)	—		(579)

Total operating expenses	95,567	20,754	713		117,034

Earnings from operations	8,719	1,270	(845)		9,144

Interest and other, net	458	(97)	(223	) r	138

Earnings before taxes	9,177	1,173	(1,068)		9,282
Provision for taxes	1,913	412	(351	) s	1,974

Net earnings (2)	$7,264	$761	$(717)		$7,308

Net earnings per share (2):
Basic	$2.76	$1.48			$2.78
Diluted	$2.68	$1.42			$2.68

Weighted-average shares used to compute net earnings per share:
Basic	2,630	514			2,630
Diluted	2,716	536			2,724

(1)          Certain reclassifications were made to conform to HP’s financial statement presentation.

(2)          Net earnings and net earnings per share are presented before discontinued operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

On August 26, 2008, HP completed its acquisition of EDS, and EDS became a wholly owned subsidiary of HP. The total estimated purchase price of the acquisition is as follows (in millions except per share amounts):

Acquisition of approximately 507 million shares of outstanding common stock of EDS at $25 per share in cash	$12,670
Estimated fair value of stock options and restricted stock units assumed and converted	328
Estimated direct transaction costs	43
Total estimated purchase price	$13,041

In connection with the acquisition, HP assumed options to purchase approximately 8 million shares of EDS common stock at a weighted-average exercise price of approximately $50 per share.  Each assumed option was converted into an option to purchase HP common stock based on a conversion ratio of 0.5519, which was calculated as the consideration price of $25 paid by HP for each outstanding share of EDS common stock divided by the average closing price of HP stock on the New York Stock Exchange for the five trading days ending two days prior to the August 26, 2008 closing date of the acquisition.  The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions:  volatility of 25.51%; weighted average risk-free rate of 2.2%, weighted average expected life of 1.9 years and dividend yield of 0.7%.  HP also assumed and converted outstanding EDS restricted stock units into approximately 11 million HP restricted stock units based on the same conversion ratio of 0.5519.  The fair value of the restricted stock units was determined based on the fair value of the underlying shares.  The fair value of the unearned options and restricted stock units will be recorded as operating expense on a straight-line basis over the remaining service periods, while the fair value of the earned awards is included in the total purchase price.

Under the purchase method of accounting, the total purchase price will be allocated to EDS’s net tangible and intangible assets based on their estimated fair values as of the August 26, 2008 closing date of the acquisition.  The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill.  HP has made a preliminary allocation of the estimated purchase price using estimates as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements as follows (in millions):

Cash and short term investments	$3,034
Other tangible assets	8,878
Notes payable and debt	(3,298)
Deferred revenue	(785)
Net deferred tax liabilities	(886)
Other liabilities assumed	(8,343)
Total net tangible liabilities	$(1,400)
Amortizable intangible assets:
Customer contracts and related relationships	3,199
Developed technology and trade name	1,349
Goodwill	9,863
In-process research and development	30
Total preliminary estimated purchase price allocation	$13,041

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Of the total purchase price, a preliminary estimate of approximately $4.5 billion has been allocated to amortizable intangible assets acquired and a preliminary estimate of approximately $1.4 billion has been allocated to net liabilities assumed in connection with the acquisition.  The depreciation and amortization effect of the fair value adjustment to certain tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of earnings as described in Note 4 to these unaudited pro forma condensed combined consolidated financial statements.

In-process research and development charges relate to amounts assigned to tangible and intangible assets to be used in research and development projects that have no alternative future use and therefore are charged to expense at the acquisition date.  Accordingly, the portion of the purchase price allocated to in-process research and development was charged to expense in HP’s fiscal quarter ended October 31, 2008.  Due to its non-recurring nature, this in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statement of earnings.

HP has evaluated and continues to evaluate pre-acquisition contingencies relating to EDS that existed as of the acquisition date.  If these pre-acquisition contingencies become probable in nature and estimable during the remainder of the purchase price allocation period, amounts may be recorded to goodwill for such matters.  If these pre-acquisition contingencies become probable in nature and estimable after the end of the purchase price allocation period, amounts may be recorded for such matters in HP’s results of operations.

Note 2: Financing Activities

In August 2008, HP issued approximately $9.9 billion of commercial paper under its existing commercial paper programs to fund the acquisition of EDS.  As of the original issuance date, the average maturities of the commercial paper was approximately 30 days with a weighted average yield of 2.25%.  HP may replace some of the commercial paper with issuances of term debt securities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 3: Reclassifications

Certain reclassifications have been made to conform EDS’s historical amounts to HP’s presentation.  These adjustments primarily relate to reclassifying VAT receivables from other accrued liabilities to other current assets, reclassifying certain software assets from intangible assets to property, plant and equipment, reclassifying the long-term portion of deferred revenue to other liabilities and reclassifying the short-term portion of deferred costs to other current assets.

Note 4: Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)                                  To record the following adjustments to cash and cash equivalents (in millions):

Proceeds from the issuance of commercial paper	$9,939
Cash paid for EDS common stock	(12,670)
Total adjustments to cash and cash equivalents	$(2,731)

(b)                                 To record the difference between the preliminary estimated fair value and the historical amount of accounts and financing receivables.  The preliminary estimated fair value includes a reserve for the collectibility of receivables based on the facts and circumstances known at the date of the acquisition.

(c)                                  To record the difference between the preliminary estimated fair value and the historical amount of deferred revenue and deferred costs of EDS (in millions):

Writedown of short-term portion of deferred revenue	$(370)
Writedown of long-term portion of deferred revenue (Other liabilities)	$(387)
Writedown of short-term portion of deferred costs (Other current assets)	$(145)
Writedown of long-term portion deferred costs (Long-term financing receivables and other assets)	$(284)

Deferred revenue and deferred costs relate to service contracts assumed in connection with the acquisition. The writedown of deferred revenue consists of amounts in excess of the preliminary estimated fair value. The preliminary estimated fair value of deferred revenue includes primarily prepayments for services to be provided in the future. The writedown of deferred costs relates to corresponding deferred revenue writedowns. The remaining deferred costs relate to construction and set-up activities under existing contracts for which payment has not yet been received.

(d)                                 To record tax adjustments related to the acquisition (in millions):

Net increase in short-term deferred tax assets (Other current assets)	$32
Net decrease in long-term deferred tax assets (Long-term financing receivables and other assets)	(274)
Net increase in short-term deferred tax liabilities and income taxes payable (Taxes on earnings)	27
Net increase in long-term deferred tax liabilities (Other liabilities)	1,637

Net increase in deferred tax liabilities	$1,906

Net deferred tax liabilities include primarily provisions made related to outside basis differences of foreign subsidiaries that are not intended to be indefinitely reinvested and temporary differences related to purchased intangible assets.  In addition, the balance represents tax effects of fair value adjustments related to tangible assets and liabilities.  Upon finalization of the combined company’s legal entity structure, additional adjustments to deferred taxes may be required.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(e)                                  To record the difference between the preliminary estimated fair value and the historical amount of certain other current assets of EDS.

(f)                                    To record the difference between the preliminary estimated fair value and the historical amount of EDS’s property, plant and equipment and the resulting change in depreciation expense (in millions):

				Change in
				depreciation	Change in
	Historical	Preliminary		nine months	depreciation
	amount,	estimate		ended	year ended	Useful
	net	fair value	Increase	July 31, 2008	October 31, 2007	life
Land	$61	$110	$49	$—	$—	n/a
Buildings, machinery and equipment	2,967	3,168	201	84	112	2-8
Total property, plant and equipment	$3,028	$3,278	$250	$84	$112
Included in cost of services				$83	$111
Included in selling, general and administrative				1	1
				$84	$112

(g)                                 To record adjustments to reflect the preliminary estimated fair values of EDS’s pension plans (in millions):

Reduction in net pension assets—over funded plans (Long-term financing receivables and other assets)	$(514)
Increase in net pension liabilities—under funded plans (Other liabilities)	$1,265

HP assumed responsibility for EDS’s pension and other post-retirement benefit plans and remeasured the funded status of these plans at the close of the acquisition.  The funded status reflects the fair market value of plan assets and plan obligations and was calculated using discount rates reflective of current investment yields of high-quality, fixed-income investments commensurate with the benefits maturity period.

(h)           To record the difference between the preliminary estimated fair value and the historical amount of certain long-term financing receivables and other assets of EDS.

(i)                                     To eliminate EDS’s historical goodwill and record the preliminary estimated fair value of goodwill for the acquisition (in millions):

		Preliminary
	Historical	estimated fair
	amount	value	Increase
Goodwill	$5,158	$9,476	$4,318

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that HP determines that the value of goodwill has become impaired, HP will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(j)                                     To record the difference between the preliminary estimated fair value and the historical amount of EDS’s intangible assets and the resulting increase in amortization expense (in millions):

	Preliminary estimated fair value	Change in amortization nine months ended July 31, 2008	Change in amortization year ended October 31, 2007	Useful life (years)
Customer contracts and related relationships	$3,199	$300	$400	8
Developed technology and trade name	1,349	252	364	up to 5
	$4,548	$552	$764
Less EDS historical balance	(341)
	$4,207

Customer contracts and related relationships represent existing contracts that relate primarily to underlying customer relationships.  The preliminary estimated fair value of the customer contracts and related relationships represents the sum of the present value of the expected cash flows attributable to those customer relationships.  The cash flows were determined from the revenue and profit forecasts associated with existing contracts and renewals, as well as add-ons and growth opportunities that are expected to be generated from these customer relationships.  HP expects to amortize the fair value of these assets on a straight-line basis over a weighted-average estimated life of eight years.

The developed technology and trade name assets include patents, business processes and tools, proprietary business methods and the EDS family brand.  EDS’s technology can be leveraged to assist and improve existing services.  HP expects to amortize the developed technology and trade name assets on a straight-line basis up to an estimated life of five years.

(k)                                  To record adjustments to reflect preliminary estimated restructuring liabilities (in millions):

Short-term restructuring (Other accrued liabilities)	$1,146
Long-term restructuring (Other liabilities)	618
$1,764

HP has approved plans to terminate certain employees, vacate certain facilities and exit certain activities of HP and EDS.  Approximately $1.6 billion was recorded to goodwill for severance costs related to terminating EDS employees, costs of vacating EDS facilities (leased or owned), and other costs associated with exiting activities of EDS.  In addition, HP recorded a restructuring charge of approximately $0.2 billion during its fiscal quarter ended October 31, 2008 for severance costs related to terminating HP employees, costs of vacating HP facilities (leased or owned), and other costs associated with exiting activities of HP.  A pro forma adjustment of $1.8 billion relating to these restructuring activities has been included as a liability in the unaudited pro forma condensed combined consolidated balance sheet as of July 31, 2008.  No adjustment relating to the $0.2 billion of HP restructuring charges has been included in the unaudited pro forma condensed combined consolidated statements of earnings since the costs associated with these restructuring activities are non-recurring in nature.  HP estimates that these restructuring activities will result in aggregate cash expenditures of approximately $1.8 billion.  HP also expects to incur approximately $0.3 billion of restructuring charges in future quarters that have not been reflected in these unaudited pro forma condensed combined consolidated financial statements. These estimates are subject to change based on HP’s further assessments.

(l)                                     To record the difference between the preliminary estimated fair value and the historical amount of certain other accrued liabilities of EDS.  This adjustment to other accrued liabilities includes HP’s preliminary estimate of an additional amount expected to be recorded during the purchase price allocation period as an adjustment to goodwill relating to certain pre-acquisition loss contingencies that were deemed probable and estimable as of the completion of the acquisition.  This amount is subject to change to the extent that additional information affecting HP’s determination of the amount of the estimated loss as of the completion of the acquisition becomes available during the purchase price allocation period.

(m)                               To record the difference between the preliminary estimated fair value and the historical amount of EDS’s long-term debt.

(n)                                 To record the difference between the preliminary estimated fair value and the historical amount of certain of EDS’s other long-term liabilities.

(o)                                 To record the following adjustments to stockholders’ equity (in millions):

To record the preliminary estimated fair value of the EDS stock awards assumed and converted in the acquisition	$328
To record the estimated charges related to the HP restructuring plan	(246)
To record the preliminary estimated fair value of in-process research and development	(30)
To eliminate accumulated other comprehensive income related to EDS’s pension plans	(159)
To eliminate EDS’s remaining historical stockholders’ equity	(9,666)
$(9,773)

(p)                                 To eliminate transactions between HP and EDS for the historical periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(q)                                 To reflect the reduction in estimated stock-based compensation expense related to the unearned portion of EDS stock options and restricted stock units assumed and converted in connection with the acquisition using the straight-line amortization method over the remaining vesting periods:

	Nine months ended July 31, 2008
		Stock-based
		compensation
	Historical	expense based
	stock-based	upon preliminary	Decrease in stock-based
(In millions)	compensation	fair values	compensation expense
Cost of services	$32	$14	$(18)
Selling general and administrative	73	44	(29)
Total stock-based compensation	$105	$58	$(47)

	Year ended October 31, 2007
		Stock-based
		compensation
	Historical	expense based
	stock-based	upon preliminary	Decrease in stock-based
(In millions)	compensation	fair values	compensation expense
Cost of services	$56	$29	$(27)
Selling general and administrative	93	89	(4)
Total stock-based compensation	$149	$118	$(31)

HP assumed all of EDS’s equity plans including the rights, terms and conditions of the plans under which the stock awards were originally granted. These rights, terms and conditions include a provision for accelerated vesting of unvested stock awards for eligible employees (generally, such provision applies to any EDS employee with stock awards who is involuntarily terminated after the closing date of the acquisition).

(r)                                    To record interest expense associated with the issuance of commercial paper to finance the acquisition.

(In millions)	Outstanding amount	Estimated weighted average effective annual interest rate	Increase in interest expense nine months ended July 31, 2008	Increase in interest expense year ended October 31, 2007

Interest expense associated with the issuance of commercial paper	$9,939	2.25%	$167	$223

Interest expense on commercial paper outstanding reflected in the unaudited pro forma condensed combined consolidated statements of operations and in the table above assumes constant interest rates and principal amounts equal to those that existed as of the date of issuance.  The unaudited pro forma condensed combined consolidated statements of operations and the table above do not reflect any reductions in interest expense that may result from repayments of HP’s commercial paper borrowings or any changes in interest rates that may result from the refinancing of those borrowings.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(s)                                  To record the pro forma income tax impact at the weighted-average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had HP and EDS filed consolidated income tax returns during the periods presented.

(In millions)	Nine months ended July 31, 2008	Year ended October 31, 2007
Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro forma condensed combined consolidated statements of earnings	$(756)	$(1,068)
Estimated provision for income taxes rates applicable to pro forma adjustments	33.2%	32.9%
Pro forma provision for income taxes adjustment	$(251)	$(351)

Note 5: Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the weighted-average number of HP common shares outstanding and are adjusted for the estimated common stock dilution under the treasury stock method for EDS stock options and restricted stock units assumed and converted in connection with the acquisition as if those awards had been assumed and converted as they stood at the acquisition date as of the beginning of each period presented without consideration for any subsequent award activity such as grants, exercises and cancellations.  Our acquisition of EDS had no impact to the basic weighted-average common shares outstanding calculations for the unaudited pro forma condensed combined consolidated statements of earnings for the periods presented.

	Weighted-average common shares outstanding
(In millions)	Nine months ended July 31, 2008	Year ended October 31, 2007
Diluted weighted-average common shares outstanding, as reported	2,577	2,716
Estimated dilutive effect of EDS stock options and restricted stock units assumed and converted	8	8
Diluted weighted-average common shares outstanding, pro forma	2,585	2,724